Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Hudson Acquisition I Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Paid herewith.	Equity	Units, each consisting of one share of common stock, par value $0.0001 per share, and one right to acquire 1/5 of one share of common stock(2)	Other	6,900,000	$10.00	$69,000,000	0.0000927	$6,396.3
N/A	Equity	Shares of common stock included as part of the units(3)	457(g)	6,900,000	—	—	—	—	(4)
N/A	Other	Rights included as part of the Units	457(g)	6,900,000	—	—	—	—	(4)
N/A	Equity	Shares of Common Stock underlying the Rights included as part of Units	457(g)	690,000	—	—	—	—	(4)
Paid herewith.	Equity	Underwriter’s Unit Purchase Option	Other	1	$100.00	$100	0.0000927	$0.01
Paid herewith.	Other	Units underlying the Underwriter’s Unit Purchase Option, each consisting of one share of common stock and one right to acquire 1/5 of one share of common stock (5)	Other	57,500	$11.50	$661,250	0.0000927	$61.30
N/A	Other	Shares of Common Stock underlying the Underwriter’s Unit Purchase Option	457(g)	57,500	—	—	—	—	(4)
N/A	Other	Rights included as part of the Unit Purchase Option	457(g)	57,500	—	—	—	—	(4)
N/A	Other	Shares of Common Stock underlying the Rights included as part of Unit Purchase Option	457(g)	11,500	—	—	—	—	(4)
Total Offering Amounts				$69,661,350
Total Fees Previously Paid				$6,483.20
Total Fee Offsets				—
Net Fee Due				$—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes 900,000 units, consisting of 900,000 shares of common stock and 900,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	We have agreed to issue to the underwriter an option to purchase (the “Unit Purchase Option”) up to 57,500 units (including 7,500 units if the over-allotment option is exercised in full) at closing of the offering. The Unit Purchase Option will be exercisable from time to time, in whole or in part, between the close of the business combination of the Company and the fifth anniversary of the date of this offering at a price per unit equal to $11.50.